Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2023 relating to the financial statements of SJW Group and the effectiveness of SJW Group’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of SJW Group for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

San Jose, California

April 26, 2023